Exhibit 21

SUBSIDIARIES OF L.B. FOSTER COMPANY

(as of December 31, 2015)

Name of Corporation	Jurisdiction of Incorporation
Castronics, LLC	Delaware
Chemtec Energy Services, L.L.C.	Texas
CXT Incorporated	Delaware
IOS Acquisitions, Inc.	Delaware
IOS Holdings, Inc.	Delaware
IOS/PCI, LLC	Louisiana
James Clark Inspections, Inc.	Texas
L.B. Foster GmbH	Germany
L.B. Foster Ball Winch, Inc.	Texas
L.B. Foster India Holdings Company	Delaware
L.B. Foster International Holdings Company	Delaware
L.B. Foster Latin America Holdings Company	Delaware
L.B. Foster Produtos Ferrovi’arois do Brasil Ltda	Brazil
L.B. Foster Rail Technologies Canada Ltd.	Quebec, Canada
L.B. Foster Rail Technologies, Corp.	British Columbia, Canada
L.B. Foster Rail Technologies, Inc.	West Virginia
L.B. Foster Rail Technologies (UK) Limited	United Kingdom
Mike’s Pipe Inspection, Inc.	Kansas
Netpractise Limited	United Kingdom
OTI Operating, Inc.	Oklahoma
Portec Rail Nova Scotia Company	Nova Scotia, Canada
Salient Systems, Inc.	Ohio
TEW Holding (2012) Limited	United Kingdom
TEW Holdings 2008 Limited	United Kingdom
TEW Engineering Limited	United Kingdom
TEW Plus Limited	United Kingdom